As filed with the Securities and Exchange Commission on December 11, 2012

Registration No. 333-97207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MEDICIS PHARMACEUTICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1574808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7720 North Dobson Road

Scottsdale, Arizona 85256

(602) 808-8800

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Howard B. Schiller

Executive Vice President, Chief Financial Officer and Treasurer

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

(602) 808-8800

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Alison S. Ressler

Sarah P. Payne

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-3, as amended (the “Registration Statement”), File No. 333-97207, of Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on July 26, 2002. The Registration Statement registered (i) $400,000,000 aggregate principal amount of the Company’s 2.5% Contingent Convertible Senior Notes due 2032 (the “Notes”) and (ii) 6,884,681 shares of the Company’s Class A common stock, $0.014 par value per share, issuable upon conversion of the Notes, including the attached rights to purchase shares of Series A Junior Participating Preference Stock (such shares and attached rights, together with the Notes, the “Securities”). The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Securities issuable pursuant to the Registration Statement.

On December 11, 2012, pursuant to the Agreement and Plan of Merger, dated as of September 2, 2012, among the Company, Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), Merlin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of VPI (“Merger Sub”) and Valeant Pharmaceuticals International, Inc., a Canadian corporation, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of VPI (the “Merger”).

As a result of the Merger, the offerings of the Securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 11, 2012.

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Howard B. Schiller
Howard B. Schiller Executive Vice President, Chief Financial Officer and Treasurer